 Exhibit 99.01

ENSERVCO CORPORATION

RELATED PARTY TRANSACTIONS POLICY

Adopted May 29, 2013

The Board of Directors of Enservco Corporation (“Enservco” or the “Company”) has adopted this related party transaction policy to assist it in reviewing, approving and ratifying related party transactions and assist it in preparing the disclosure that is required by the rules and regulations of the Securities and Exchange Commission (the “SEC”) for inclusion in the Company’s applicable SEC filings.

Transactions covered by this policy include any transaction that is or may be a Related Party Transaction, as defined below. All Related Party Transactions are prohibited unless approved or ratified by the disinterested directors of the Company. A Related Party Transaction entered into without pre-approval shall not be deemed to violate this policy or be invalid or unenforceable so long as the transaction is brought to the disinterested directors as promptly as reasonably practical after it is entered into and such transaction is ratified.

I.	Definitions

A.	“Executive Officer” has the meaning used in Rule 3b-7 of the Securities Exchange Act of 1934.

B.	“Immediate Family Member” means a child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, or any person sharing the household (other than a tenant or employee).

C.	“Related Party” means any Executive Officer or director of the Company, any nominee for director and the Immediate Family Members of such nominee, and a 5% or greater beneficial owner of the Company’s voting securities or any Immediate Family Member of such owner.

D.	“Related Party Transaction” includes:

a.	Any transaction or relationship directly or indirectly involving a Related Party that would need to be disclosed under Item 404(a) of Regulation S-K;

b.	Any material amendment or modification to an existing Related Party Transaction; and

c.	Any transaction deemed by the directors or the Company’s legal counsel to be a Related Party Transaction.

“Related Party Transaction” does not include an indemnification and advancement of expenses payment made pursuant to the Company’s Articles of Incorporation, Bylaws, or any agreement or instrument or a transaction that involves the providing of compensation to a director or executive officer in connection with his or her duties to the Company or any of its subsidiaries or affiliates, including the reimbursement of business and travel expenses incurred in the ordinary course.

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II.	Procedure

Any Related Party Transaction must be approved or ratified by the disinterested members of the Company’s Board of Directors. Each Executive Officer, director, or nominee for director will promptly notify the Company’s Board of Directors and the Company’s legal counsel of any proposed Related Party Transaction. The notice will include:

a.	The name of the Related Party and the basis on which such person is a Related Party;

b.	The Related Party’s interest in the proposed Related Party Transaction;

c.	An appropriate description of the proposed Related Party Transaction;

d.	The approximate dollar value of the amount involved in the proposed Related Party Transaction; and

e.	The approximate dollar value of the amount of the Related Party’s interest in the transaction.

The Company’s disinterested directors will review the information provided in the notice and may request such additional information as they determine necessary and reasonable. If the disinterested directors determine that a proposed Related Party Transaction is not a Related Party Transaction, no further action is necessary.

In reviewing the proposed Related Party Transactions, the disinterested directors shall consider all relevant facts and circumstances, including without limitation the commercial reasonableness of the terms, the benefit and perceived benefit (or lack thereof) to the Company, opportunity costs of alternate transactions, the materiality and character of the Related Party’s direct or indirect interest, and the actual or apparent conflict of interest of the Related Party. The disinterested directors shall not approve or ratify a Related Party Transaction unless they have determined that upon consideration of all relevant information, the proposed Related Party Transaction is in, or not inconsistent with, the best interests of the Company and its shareholders.

The disinterested directors may retain independent counsel and other advisors to assist in reviewing the Related Party Transaction if, in the judgment of the disinterested directors, such assistance is appropriate. The Company shall provide for funding, as determined by the disinterested directors, and for payment of any ordinary administrative expenses of the disinterested directors that are necessary or appropriate in carrying out their review of Related Party Transactions.

If after the review of proposed Related Party Transaction, the disinterested directors determine not to approve or ratify a Related Party Transaction, the Related Party Transaction will not be entered into or continued.

On an annual basis, the Company’s independent directors will review previously approved Related Party Transactions which are continuing on an ongoing basis to determine whether such Related Party Transactions should continue. If an independent director is a Related Party to such previously approved Related Party Transaction, such director shall not participate in the determination of whether such transaction should continue.

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No approval or ratification of a Related Party Transaction pursuant to this Policy shall be deemed to supersede the requirements of the Company’s Code of Business Conduct and Ethics and Whistleblower Policy (the “Code of Business Conduct”) and, to the extent applicable, each Related Party Transaction shall also comply with the Company’s Code of Business Conduct.

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